EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIOS

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	09/25/09	09/25/08	09/25/07		09/25/06		09/25/05
Earnings

Income (loss) before income taxes	$(13,372,623)	$(10,669,231)	$(2,682,314)		$823,078		$(611,423)

Fixed charges	8,624,927	9,258,423	8,984,147		8,350,723		7,311,352

Earnings	$(4,747,696)	$(1,410,808)	$6,301,833		$9,173,801		$6,699,929

Fixed charges

Interest expense	$7,611,185	$8,275,310	$8,025,969		$7,349,884		$6,354,744

Estimated interest within rental expense	1,013,742	983,113	958,178		1,000,839		956,608

Fixed charges	$8,624,927	$9,258,423	$8,984,147		$8,350,723		$7,311,352

Ratio of earnings to fixed charges	(1)	(1)		(1)		(1)		(1)

(1)	Calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $13,372,623; $10,669,231; $2,682,314; and $611,423 for the years ended September 25, 2009, 2008, 2007, and 2005, respectively.